EXHIBIT 99.1

[COMPANY LOGO]
                                            Date:    March 31, 2003
                                            Contact: Louis J. Altieri
                                                     VP Finance & Administration
                                                     (732) 747-6995
FOR IMMEDIATE RELEASE
---------------------

             SEI ANNOUNCES FOURTH QUARTER AND YEAR END 2002 RESULTS:

                         ------------------------------

     STORAGE ENGINE, INC., TINTON FALLS, NEW JERSEY, MARCH 31, 2003 -- Storage Engine, Inc. (OTCBB: SENG) today reported results for the fourth quarter and year ended December 31, 2002. Net sales for the fourth quarter 2002 were $1.0 million, a decrease of $1.1 million or 53.4% as compared to $2.1 million in the fourth quarter of 2001. For the fourth quarter of 2002, Storage Engine reported a net loss of $1.1 million or $.45 per share on both a basic and diluted basis as compared to net loss of $400 thousand or $.25 per share on a basic and diluted basis for the fourth quarter of 2001.

     Net sales for the year ended December 31, 2002 were $5.4 million, a decrease of $4.6 million or 46% when compared to the year ended December 31, 2001. Sales to federal integrators for the US Air Force decreased $2.4 million or 51.2%, and sales to commercial, other Federal and OEM customers decreased $2.6 million or 49.3% when compared to December 31, 2001. For the year ended December 31, 2002, SEI reported a net loss of $2.5 million or $1.07 per share on both a basic and diluted basis. The $1.07 per share includes the effect of the Preferred Stock dividend of $227 thousand as compared to the net loss for the year ended December 31, 2001 of $2.4 million or $3.56 per share on both a basic and diluted basis. The $3.56 per share includes the effect of the Preferred Stock dividend of $4.6 million. In the fourth quarter 2002, the Company sold approximately $256 thousand of State of New Jersey research and development tax credits, which resulted in a tax benefit of approximately $225 thousand.

     Gregg Azcuy, President and CEO said, "Storage Engine has made good progress this past year despite the economic difficulty that has ravaged the data storage market. We continue to focus on Data Storage Solutions and Document Imaging solutions; including data consolidations, centralized/automated data centers and disaster recovery solutions and for Document Imaging, backfile/day-forward and workflow solutions. We continue to enhance our imaging solutions in order to address the specific needs of our target customers.

     We serve the commercial, Federal, state and municipal markets for all our solutions. In these markets we will be introducing new products and offerings in effort to provide them with the best price performance solutions during these lean economic times. We have continued to manage our assets well, as evidenced that despite our loss for the year ended December 31, 2002, our net cash reduction was year-end to year-end was only $347 thousand. We are focused on increasing revenue, reducing costs, and a return to profitability. Today, we are pressing forward with renewed enthusiasm about the value, reliability and need for our products that exist in our target markets."

     SEI will hold a year-end results conference call on Thursday, April 3, 2003 at 10 a.m. ET. The dial in number is 1 800 910-3451 and will be hosted by Gregg Azcuy.


Storage Engine (SEI) is an innovative supplier of fault-tolerant information systems that store, protect, manage and replicate data in complex networks with greater ease and superior cost savings. The Company's Synchronism product line, as well as its Synchronix(R) product line and the Raven(R) systems, are modular units that can be configured and stacked to meet customers' specific and expanding data storage requirements. The Company also provides document imaging solutions and services. SEI is ISO-9001 certified and sells its products through its direct sales force and a network of qualified systems integrators.

SEI competes against companies such as EMC (NYSE:EMC), Network Appliance (NASDAQ:NTAP), and Sun Microsystems (NASDAQ:SUNW) among others. The company distinguishes itself in the marketplace via the superior cost/performance ratio of its high-quality, fault-tolerant products. Trademarks mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For more information,  point your Web browser to www.storageengine.com,  or call
                                                 ---------------------
1-800-322-7462.

This release contains forward-looking statements under the Federal Securities Laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, changes in business conditions, changes in Storage Engine's sales strategy and product development plans, changes in the data storage or network marketplace, competition between Storage Engine and other companies that may be entering the data storage host/network attached markets, competitive pricing pressures, continued market acceptance of Storage Engine's open systems products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time-to-time in Storage Engine's filings at the U.S. Securities and Exchange Commission.


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
                                                 STORAGE ENGINE, INC
                                                 CONDENSED STATEMENT OF OPERATION
                                                 (In thousands, except per share data)
                                                 (Unaudited)

                                                  Three Months    Three Months        Year            Year
                                                     Ended           Ended           Ended           Ended
                                                 Dec. 31, 2002   Dec. 31, 2001   Dec. 31, 2002   Dec. 31, 2001
                                                 -------------  -------------   -------------  -------------
Net Sales                                          $     961      $   2,070       $   5,413      $  10,022
Gross Profit                                              39            842           1,807          3,854
Research & Development (net)                             149            237             683          1,308
Loss from Operations                                  (1,362)          (671)         (3,777)        (3,042)
Gain on Sale of SANStar                                    0              0               0            284
Gain on Sale of Patents & Intellectual Property            0              0           1,000              0
Tax Benefit                                              225            262             248            262
Net Loss                                              (1,134)          (397)         (2,530)        (2,430)
Preferred stock dividends                                 57            128             227          4,625
Net Loss applicable to common shares -
  basic and dilutive                                  (1,192)          (525)         (2,757)        (7,055)
Net Loss per share - basic and dilutive -          $   (0.45)     $   (0.25)      $   (1.07)     $   (3.56)
Weighted average common shares outstanding
  basic and dilutive                                   2,649          2,132           2,577          1,982


                                                 SELECTED BALANCE SHEET DATA
                                                 (In thousands)


                                                 December 31,     December 31,
                                                    2002             2001
                                                 ------------     ------------

Cash & cash equivalents                            $   2,799       $  3,146
Accounts receivable                                    1,048            961
Inventories                                            1,926          2,896
Working Capital                                        3,398          5,533
Total Assets                                           6,435          8,077
Short-term debt                                          518            124
Long-term debt                                             8             30
Cumulative redeemable convertible preferred
stock                                                  3,754          3,839
Shareholders' equity                               $     189       $  2,627
